Exhibit 10.1
BRIGHTHOUSE FINANCIAL, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Restated Effective March 25, 2020)

SECTION 1

PURPOSE

The purpose of the Brighthouse Financial, Inc. Employee Stock Purchase Plan (the “Plan”) is to encourage and facilitate stock ownership by Employees by providing an opportunity to purchase Common Stock of Brighthouse Financial, Inc. through voluntary after-tax payroll deductions and cash contributions. The Plan is intended to be a qualified employee stock purchase plan meeting the requirements of Section 423 of the Code.

SECTION 2

DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Approved Leave. “Approved Leave” means a leave of absence granted to an Employee by the Company or a Participating Subsidiary under its human resource policies.

Board. “Board” means the Board of Directors of the Company.

Cash Contributions. At the discretion of the Company, the Plan may accept Cash Contributions. “Cash Contributions” means a Participant’s contributions, other than Payroll Contributions, pursuant to Section 5.4; provided that, in no event, shall the amount of Cash Contributions made by any Participant, when added to any Participant Payroll Contributions, exceed the maximum amount that the Participant could have contributed in any calendar year in the form of Payroll Contributions.

Code. “Code” means the U.S. Internal Revenue Code of 1986, as amended, including, for these purposes, any regulations promulgated by the Internal Revenue Service with respect to the provisions of the Code, and any successor thereto.

Committee. “Committee” means the Compensation Committee of the Board or such other committee that the Board shall designate.

Common Stock. “Common Stock” means the common stock of Brighthouse Financial, Inc., par value $0.01 per share.

Company. “Company” means Brighthouse Financial, Inc., a Delaware corporation, and any successor thereto.

Compensation. “Compensation” means base salary paid to an Employee by the Company or a Participating Subsidiary as compensation for services to the Company or Participating Subsidiary, as determined by the Plan Administrator and without regard to any salary reduction contributions under a qualified cash or deferred compensation arrangement or a cafeteria plan, in each case meeting the applicable requirements of the Code. With respect to employees of the Company and its Participating Subsidiaries who are compensated on a commission basis, such commissions shall be treated as base salary on the basis of and in accordance with the rules that the Plan Administrator shall establish.

Custodian. “Custodian” means the bank, trust company, financial services firm or other entity selected by the Plan Administrator to serve as the custodian under the Plan.

Date of Exercise. “Date of Exercise” means any date or dates during an Offering Period that the Plan Administrator shall designate as a Date of Exercise, provided that, if no other Date of Exercise shall have occurred in any twenty-four-month period, the last trading day of such period shall be a Date of Exercise.

Date of Grant. “Date of Grant” means the date upon which an Option is granted pursuant to the Plan.

Effective Date. “Effective Date” means the later of: (1) the date, upon which the Plan receives shareholder approval or (2) the first date that MetLife, Inc. owns less than 80% of the Company.

Employee. “Employee” means each employee of the Company and of any Participating Subsidiary.

Fair Market Value. “Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a share of Common Stock on the New York Stock Exchange or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Plan Administrator in its discretion. Such definition(s) of Fair Market Value may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Option, as determined by the Plan Administrator in its discretion. If, however, the accounting standards used to account for equity awards granted to Participants are substantially modified subsequent to the Effective Date of the Plan, the Plan Administrator shall have the ability to determine an Option’s Fair Market Value based on the relevant facts and circumstances. If shares of Common Stock are not traded on an established stock exchange, Fair Market Value shall be determined by the Plan Administrator based on objective criteria.

Offering Period. “Offering Period” means the period of time from the Date of Grant of any Option until the expiration of the Option term of such Option.

Option. “Option” means the right to purchase Common Stock granted pursuant to the Plan.
Option Price. “Option Price” has the meaning set forth in Section 5.6.

Participant. “Participant” means any Employee who is eligible to participate in the Plan and who has elected to participate in the Plan and make contributions for the purchase of Common Stock pursuant to Options granted hereunder.

Participating Subsidiaries. “Participating Subsidiaries” means the Subsidiaries that have been expressly designated by the Plan Administrator as eligible to participate in the Plan, and such other Subsidiaries that may be expressly designated by the Plan Administrator from time to time in its sole discretion.

Payroll Contributions. “Payroll Contributions” means an Employee’s after-tax contributions of Compensation by payroll deduction pursuant to Section 5.4.

Plan. “Plan” shall have the meaning specified in Section 1.

Plan Administrator. “Plan Administrator” means the Plan Administrator of the Brighthouse Services, LLC Savings Plan. References to “Plan Administrator” will include the Plan Administrator’s designees or delegates under any written document or by authority of the role of that person within the compensation team of Brighthouse Services, LLC, the Company or any of its Subsidiaries (under a delegation authorized by Section 3), but solely to the extent of the delegated authority and unless the context requires otherwise.

Subsidiary. “Subsidiary” means any corporation, limited liability company or partnership in which the Company owns, or which owns an interest in the Company directly or indirectly, more than fifty percent (50%) of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership or limited liability company.

Terminating Event. “Terminating Event” means a Participant’s termination of employment for any reason or any other event that causes such Employee to no longer meet the requirements to be eligible to participate in the Plan.

Total Contributions. “Total Contributions” means, with respect to a Participant on any given date, the aggregate of the Payroll Contributions and Cash Contributions of such Participant on or prior to such date, less amounts previously used to purchase Common Stock or otherwise withdrawn or distributed.

Tracking Account. “Tracking Account” means a bookkeeping entry maintained by the Custodian for each Participant showing the amount of contributions made during the offering period as well as the number of shares issued to each Participant.

SECTION 3

ADMINISTRATION

The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have authority to interpret the Plan and to make, amend and rescind rules and regulations for the administration of the Plan, and its interpretations and decisions with regard thereto shall be final and conclusive. The Plan Administrator may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The Plan Administrator may delegate responsibility for the day-to-day operation and administration of the Plan to any employee or group of employees of the Company or any of its Subsidiaries. To facilitate the administration of the Plan, but subject to the requirements of applicable law, the Plan Administrator may establish procedures, which may vary from jurisdiction to jurisdiction, or among different Participants or different classes of Participants, with respect to eligibility, participation, termination of the Plan and the reinvestment of any dividends payable on Common Stock held by the Custodian in any Tracking Account, including, but not limited to, procedures which (i) require the mandatory reinvestment of such dividends as a condition of participation or continued participation in the Plan, (ii) provide for the automatic reinvestment of dividends unless the Participant affirmatively elects otherwise in such manner as the Plan Administrator shall specify, or (iii) permit the reinvestment of dividends at the discretion of the Participant, in each such case subject to such terms, conditions or limitations as the Plan Administrator shall specify at any time and from time to time.

All expenses of administering the Plan shall be borne by the Company.

SECTION 4

ELIGIBILITY

4.1 General Rule. Except as otherwise provided herein, any individual who is an Employee as of the first day of the month prior to the month in which a particular Offering Period begins shall be eligible to participate in the Plan with respect to such particular Offering Period.

4.2 Exclusions. Notwithstanding the provisions of Section 4.1, the Plan Administrator, at its sole discretion, may (but is not required to) exclude from participation in any offering made under the Plan any Employees (i) whose customary employment is less than twenty (20) hours per week, (ii) who are temporary or seasonal employees whose employment is for not more than five (5) months in any calendar year, (iii) who have been employed less than two (2) years, or (iv) who are highly compensated employees or any class of highly compensated employees (within the meaning of Section 414(q) of the Code). Additionally, notwithstanding Section 4.1, any Employee who, after an Option is granted, owns stock (as defined by Sections 423(b)(3) and 424(d) of the Code) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, shall not be entitled to participate in offerings under the Plan. For the avoidance of doubt, there shall also be excluded from participation hereunder any Employees of any Subsidiary (including, without limitation, any foreign Subsidiary) which has not been designated by the Plan Administrator as a Participating Subsidiary hereunder.

SECTION 5

STOCK PURCHASES

5.1 Stock to Be Issued. Subject to the provisions of Sections 5.7 and 9.4, the number of shares of Common Stock that may be issued under the Plan shall not exceed 600,000 shares. The shares to be delivered to Participants, or their beneficiaries, under the Plan may consist, in whole or in part, of authorized but unissued shares, not reserved for any other purpose, or shares acquired by the Custodian for purposes of the Plan in the market or otherwise.

5.2 Grant of Options. Subject to Section 4, the Company shall offer Options under the Plan to all Employees. Options will be granted on such dates as shall be determined by the Plan Administrator. The term of each Option shall end on the date that is twenty-four (24) months from the Date of Grant (or on such earlier date as shall be determined by the Plan Administrator). Subject to the provisions of Section 5.4, the number of shares of Common Stock subject to each Option shall be the lesser of (i) the quotient of (A) the Total Contributions made by each Participant in accordance with Section 5.4 for the Offering Period divided by (B) the Option Price for each share of Common Stock purchased pursuant to such Option, or (ii) such maximum number of shares as may be established and, in the context of an aggregate maximum for all Participants, allocated by the Plan Administrator with respect to such Offering Period prior to the Date of Grant, which may be established as a fixed number or vary based on a predetermined formula. The Plan Administrator may determine whether and, if so, how fractional shares will be included in the determination of the shares subject to each grant of Options. If on a given Date of Exercise, the number of shares to be exercised exceeds the number of shares then available under the Plan pursuant to Section 5.1, the Plan Administrator shall make a pro rata allocation of the share remaining available to Participants in as uniform a manner as shall be practicable and as it shall determine to be equitable.

5.3 Participation. An Employee who meets the requirements in Section 4 may participate in the Plan under this Section 5 by completing enrollment in the form or manner prescribed by the Plan Administrator, and by satisfying such other conditions or restrictions as the Plan Administrator shall establish. The Employees who elect to participate in the Plan shall at the time of such election authorize a payroll deduction from the Employee’s Compensation to be made as of any future payroll period. Any election to authorize payroll deductions shall be effective on such date as the Plan Administrator may determine after the date of completion of enrollment in the manner prescribed by the Plan Administrator. The Participant’s enrollment and rate of Payroll Contribution selected by the Participant shall remain in effect for subsequent Offering Periods unless the Participant submits a change to the Participant’s rate of Payroll Contribution in accordance with Section 6.1, withdraws from the Plan in accordance with Section 6.2 or otherwise becomes ineligible to participate in the Plan.

5.4 Participant Contributions. Unless the Plan Administrator shall establish a higher or lower maximum rate of contribution, Payroll Contributions may not exceed the lesser of $21,250.00 or 50% of a Participant’s Compensation. Payroll Contributions are held as general assets of the Company or any Participating Subsidiary until the Date of Exercise and will not earn any interest. A Tracking Account shall be established for each Participant which will show the Participant (i) the total amount of any Payroll Contributions and Cash Contributions, if any, and (ii) the number of full shares of Common Stock that are purchased by such Participant pursuant to the terms of the Plan. A Participant may authorize Payroll Contributions in terms of whole percentages of Compensation (or on such other basis and subject to such limits as the Plan Administrator may establish), up to a limit the Plan Administrator may determine. To the extent permitted by the Plan Administrator, a Participant who has made Payroll Contributions may also deliver to the Custodian one or more Cash Contributions, each of which shall be for a minimum of $100 (or such greater amount or lesser amount as the Plan Administrator shall determine), by personal check or other cash equivalent acceptable to the Custodian, provided, however, that no Cash Contribution shall be permitted at any time if such Cash Contribution shall cause the Plan to fail to meet the requirements of Section 423 of the Code. For any given calendar year in which any Option granted to an Employee is outstanding at any time, the total Payroll Contributions and Cash Contributions that a Participant may make to his or her Tracking Account in such calendar year may not exceed $21,250 (or such other lesser amount as may be determined by the Plan Administrator) for purposes of purchasing Common Stock covered by the Options under the Plan. Except as provided in Section 5.8, if a Participant has a Terminating Event, (i) such Participant may not make further Payroll Contributions or Cash Contributions and (ii) his or her outstanding Options shall terminate and any amount of cash then shown in his or her Tracking Account shall be returned to the Employee.

5.5. Exercise of Options. Unless a Participant requests a withdrawal of the amounts shown in the Participant’s Tracking Account prior to a Date of Exercise (subject to notice requirements established by the Plan Administrator), the cash balance on each such Date of Exercise shall be used to exercise Options to the extent that such balance is sufficient to purchase whole shares at the Option Price. The Plan Administrator may determine whether and, if so, how fractional shares may be purchased in the exercise of Options.

5.6. Option Price. Except as provided in Section 5.8, the Option Price per share of Common Stock (the “Option Price”) to be paid by each Participant on each exercise of the Participant’s Option shall be an amount equal to eighty-five percent (85%) (or such greater percentage as the Committee or the Plan Administrator may authorize) of the Fair Market Value of a share of Common Stock on the Date of Grant or, if so specified by the Plan Administrator prior to the Date of Grant, the lesser of (i) eighty-five percent 85% (or such greater percentage as the Committee or the Plan Administrator may authorize) of the Fair Market Value of a share of Common Stock on the Date of Grant or (ii) eighty-five percent 85% (or such greater percentage as the Committee or Plan Administrator may authorize) of the Fair Market Value of a share of Common Stock on the Date of Exercise.

5.7 Canceled, Terminated or Forfeited Options. Any shares of Common Stock subject to an Option, which for any reason is canceled, terminated or otherwise settled without the issuance of any Common Stock, shall again be available for Options under the Plan.

5.8 Change in Employment Status Due to Death or Disability. Unless provided otherwise by the Plan Administrator in its sole discretion, upon a Terminating Event resulting from the Participant’s death or permanent disability (as defined under the Code), the Participant’s beneficiary (as determined pursuant to Section 9.3) or the permanently disabled Participant, as the case may be, shall be deemed to have elected to withdraw all of the cash and Common Stock credited to such deceased or disabled Participant’s Tracking Account under the Plan and to cease all future contributions.

5.9 Foreign Employees. Notwithstanding anything to the contrary herein, the Plan Administrator, to conform with provisions of local laws and regulations in foreign countries in which the Company or its Participating Subsidiaries operate, shall have sole discretion to (a) modify the terms and conditions of Options granted to Employees employed outside the United States, so long as such modifications do not enhance the benefits provided hereunder; (b) establish sub-plans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances presented by local laws and regulations; and (c) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan or any sub-plan established hereunder. To the extent that an Employee is principally employed outside the United States and paid in a currency other than U.S. dollars, the Plan Administrator shall adopt uniform procedures for the conversion of Payroll Contributions and Cash Contributions into U.S. dollar equivalents for the purpose of exercising Options.

SECTION 6

DEDUCTION CHANGES; PLAN WITHDRAWALS

6.1 Deduction Changes. Once a Participant has authorized Payroll Contributions for an Offering Period, the Participant may change the selected rate of Payroll Contributions by written notice to the Plan Administrator within fifteen (15) days (or such greater of lesser period as the Plan Administrator shall specify) prior to the Date of Exercise; provided that, the Plan Administrator may determine that a Participant may not increase the level of Payroll Contributions authorized for any Offering Period. Any such change shall be given effect as soon as administratively practicable after the date such notice is received. Unless the Plan Administrator otherwise determines, if a Participant ceases to make Payroll Contributions during an Offering Period at any time prior to a Terminating Event, any cash balance then held for the benefit of that Participant and shown in that Participant’s Tracking Account shall automatically be distributed to such Participant as soon as practical after the effective date of such cessation; provided that: (a) the Company has a reasonable time period between the Terminating Event and/or the Participant’s cessation of Payroll Contributions and the Date of Exercise to refund such cash. If, in the discretion of the Plan Administrator, such reasonable time frame does not exist, then the cash will be used to purchase Common Stock as agreed when the Participant enrolled in the Plan, and (b) if a Participant is on an Approved Leave, the Participant may suspend contributions during such leave, so long as the Participant recommences such contributions immediately upon return to work

6.2 Withdrawals During Employment. A Participant may at any time (subject to such notice requirements as the Plan Administrator may prescribe and the required holding period for the Common Stock), and for any reason, cease participation in the Plan and withdraw all or any portion of the Common Stock and cash, if any, shown in his Tracking Account pursuant to Section 8. Additionally, unless the Plan Administrator shall otherwise determine on a uniform basis for all similarly situated persons or for all persons performing services in a particular jurisdiction or business unit, if the principal place of service for any Participant is transferred from one country to another country, the Participant shall be deemed to have ceased participation in the Plan and withdrawn all or any portion of the Common Stock and cash, if any, in his Tracking Account pursuant to Section 8. Following any cessation of participation pursuant to this Section 6.2, an Employee may thereafter recommence participation on the date the Plan Administrator shall determine following completion of a new enrollment pursuant to Section 5.3.

SECTION 7

EVIDENCE OF SHARE OWNERSHIP

Unless and until distributed to a Participant (i) at the Participant’s request, (ii) at the discretion of the Plan Administrator or (iii) in connection with the Participant’s Terminating Event, all shares of Common Stock acquired pursuant to the Plan shall be held by the Custodian. While maintained by a Custodian, all shares of Common Stock shall be registered in book entry form and/or held in the name of the Custodian or its nominee, or in street name. The Company shall cause shares of Common Stock to be registered in the name of a Participant who is to receive a distribution of shares pursuant to Section 8 as soon as practical following the event giving rise to such distribution under such Section 8. Unless, and solely to the extent that, the Plan Administrator shall adopt procedures to permit exceptions to this requirement, shares of Common Stock issued under the Plan may be registered only in the name of the Participant. Notwithstanding the foregoing, the Company shall cause shares of Common Stock to be registered in the name of a Participant upon such Participant’s request to the Plan Administrator as soon as practical following such request. To facilitate the administration of the Plan, the Plan Administrator may require shares of Common Stock acquired pursuant to the Plan (other than any shares that have been withdrawn from the custodial arrangements at the request of the Participant) to be held by any Custodian or any other qualifying institution (including, without limitation, a registered broker-dealer) performing comparable administrative functions with respect to the shares issued or issuable pursuant to the Plan designated by the Plan Administrator at any time and from time to time. As a condition to participation in the Plan, each Participant shall be deemed to have consented to, and to have authorized the Plan Administrator to take or direct, any action required to implement or otherwise effect any direction of the Plan Administrator as to the manner in which shares issued under the Plan are to be held.

SECTION 8

WITHDRAWALS AND DISTRIBUTIONS

All or a portion of the Common Stock allocated to a Participant’s Tracking Account may be withdrawn by a Participant subject to the holding requirements of Section 9.2. Upon a Terminating Event, a termination of the Plan under Section 9.5 or, if required under Section 6.2, upon the transfer of the principal place of services of a Participant to another country, all amounts and Common Stock held for the benefit of any affected Participant shall be distributed to such Participant. Any withdrawal or other distribution shall be made in the form of cash or Common Stock, at the election of the Participant, subject to the restrictions forth in Section 9.2. To the extent a withdrawal or distribution of a Participant’s Common Stock is made in the form of cash, the Participant shall receive an amount per share equal to the proceeds received from the sale of such shares net of the Participant’s allocable share of any related brokerage fees, other expenses incurred in connection with the sale of such shares and any applicable tax withholding deemed necessary in the discretion of the Plan Administrator. All fractional shares shall be paid in cash based on the average sale price of such shares sold on behalf of Participants on the day of such sales.

SECTION 9

MISCELLANEOUS PROVISIONS

9.1 Withholding. The Company or a Subsidiary shall have the right and power to deduct from all payments or distributions hereunder, or require a Participant to remit promptly upon notification of the amount due, an amount (which may include shares of Common Stock) to satisfy any federal, state, local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Option of shares of Common Stock. The Company may defer delivery of Common Stock until such withholding requirements are satisfied. The Plan Administrator may, in its discretion have a number of whole (or, at the discretion of the Plan Administrator, whole and fractional) shares of Common Stock otherwise issuable under the Plan withheld and liquidated in an amount that, considering their Fair Market Value on the date immediately preceding the date of exercise, is a sufficient number, but not more than is required, to satisfy the withholding tax obligations.

9.2 Rights Not Transferable; Restrictions on Sale. No Option granted under the Plan may be alienated, including but not limited to sold, transferred, pledged, assigned, or otherwise hypothecated, other than by will or by the laws of descent and distribution, and any attempt to alienate in violation of this Section 9.2 shall be null and void. Options are exercisable during the Participant’s lifetime only by the Participant. Shares of Common Stock received upon the exercise of Options under the Plan shall not be transferable by a Participant for a period of six months immediately following the Date of Exercise, or such longer or shorter period as the Plan Administrator shall determine with respect to any Offering Period.

9.3 Designation of Beneficiary. At the sole discretion of the Plan Administrator, the Plan Administrator may permit each Participant to file a written designation of a beneficiary who is to receive any Common Stock and/or cash following such Participant’s death. Each designation made hereunder will revoke all prior designations by the same Participant with respect to all Options previously granted (including, solely for purposes of this Plan, any deemed designation prescribed by rules established by the Plan Administrator), shall be in a form and submitted in a manner prescribed by the Plan Administrator, and will be effective only when received by the Plan Administrator in writing (or electronic equivalent recognized by the Plan Administrator) during the Participant’s lifetime. In the absence of any such effective designation (including a deemed designation), benefits remaining unpaid at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by the Participant’s estate. Upon the death of a Participant and upon receipt by the Plan Administrator of proof of identity and existence at the Participant’s death of a beneficiary validly designated by the Participant under the Plan, the Plan Administrator shall deliver such Common Stock and/or cash to such beneficiary. No beneficiary shall, prior to the death of the Participant by whom the beneficiary has been designated, acquire any interest in the Common Stock or cash credited to a Participant under the Plan.

9.4 Adjustments Due to Change in Capitalization. In the event of any stock dividend or stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend to the shareholders of the Company), merger, consolidation, combination, spin off, distribution of assets to shareholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change or diluting event, as determined by the Plan Administrator, (i) Common Stock credited to each Participant’s Tracking Account shall be adjusted in the same manner as all other outstanding shares of Common Stock in connection with such event, (ii) the Committee shall determine the kind of shares which may be acquired under the Plan after such event, and (iii) the aggregate number of shares of Common Stock available for grant under Section 5.1 or subject to outstanding Options and the respective exercise prices applicable to outstanding Options shall be appropriately adjusted by the Committee, in such manner as the Committee shall determine, and the determination of the Committee shall be conclusive. Except as otherwise determined by the Committee, a merger or a similar reorganization which the Company does not survive, a liquidation or distribution of the assets of the Company, or a sale of all or substantially all of the assets of the Company, shall cause the Plan to terminate and all Common Stock and cash, if any, in the Tracking Accounts of Participants shall be distributed to each Participant pursuant to Section 8 as soon as practical unless any surviving entity agrees to assume the obligations hereunder.

9.5 Amendment of the Plan. The Plan Administrator may, at any time, amend, modify, suspend, or terminate this Plan, in whole or in part, without notice to or the consent of any Participant to the extent permissible under applicable law and any applicable collective bargaining agreement; provided, however, that any amendment which would (i) increase the number of shares available for issuance under the Plan, (ii) lower the minimum exercise price at which an Option may be granted, (iii) change the individual Option limits, (iv) alter the class of companies whose employees are eligible to participate in the Plan under Section 5, or (v) would require shareholder action under any relevant law or any applicable requirement of any exchange on which the Common Stock is listed to trade, shall be subject to the approval of the Committee and the Company’s shareholders, but in each of (i) through (iv) above, only to the extent such shareholder action is required by applicable law, regulation or rule. The Committee shall have discretionary authority to designate, from time to time, without approval of the Company’s shareholders, those Subsidiaries that shall be Participating Subsidiaries. No amendment, modification, or termination of the Plan shall in any manner adversely affect the previously accrued rights of any Participant under the Plan with respect to any Offering Period then in progress or previously completed without the consent of the Participant, except that upon a termination of the Plan the Offering Period may be ended and unexercised Options may be cancelled. The Plan shall terminate at any time at the discretion of the Committee or its delegate. Upon termination of the Plan, all Common Stock and cash, if any, in the Tracking Accounts of

Participants shall be distributed to each Participant pursuant to Section 8 as soon as practical thereafter.

9.6 Requirements of Law. The granting of Options and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

9.7 Custodial Arrangement. All Common Stock allocated to a Participant under the Plan shall be held by the Custodian. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and its officers or the Committee or the Plan Administrator or the Custodian, on the one hand, and any Participant, the Company or any other person or entity, on the other hand.

9.8 No Right to Continued Employment. The existence of the Plan shall not be deemed to constitute a contract of employment between the Company or any Subsidiary or any other affiliate and any Employee, nor shall it constitute a right to remain in the employ of the Company or any Subsidiary or any other affiliate. The terms or existence of this Plan, as in effect at any time or from time to time, or any Option granted under the Plan, shall not confer upon any Employee any right to continue in the employ of the Company or any Subsidiary or any other affiliate of the Company.

9.9 No Limitation on Compensation; Scope of Liabilities. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans if and to the extent permitted by applicable law. The liability of the Company, any Subsidiary or any other affiliate under this Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, any Subsidiary or any other affiliate thereof or the Committee not expressly set forth in the Plan.

9.10 No Constraint on Corporate Action. Except as provided in Section 9.5, nothing contained in this Plan shall be construed to prevent the Company, any Subsidiary or any other affiliate, from taking any corporate action (including, but not limited to, the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Plan, or any Options granted under this Plan. No Participant, employee (including each Employee), beneficiary, or other person, shall have any claim against the Company, any Subsidiary, or any of its other affiliates, as a result of any such action.

9.11 Securities Law Compliance. Instruments evidencing Options may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that the Participant represent to the Company in writing, when an Option is granted or when the Participant receives shares with respect to such Option (or at such other time as the Committee deems appropriate) that the Participant is accepting such Option, or receiving or acquiring such shares (unless they are then covered by an effective Securities Act of 1933 registration statement), for the Participant’s own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Participant. Such shares shall be transferable, or may be sold or otherwise disposed of only if the proposed transfer, sale or other disposition shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Company, such transfer, sale or other disposition at such time will be in compliance with applicable securities laws.

9.12 No Impact on Benefits. Except as may otherwise be specifically provided for under any employee benefit plan, policy or program provision to the contrary, Options and any amounts received in respect thereof shall not be treated as compensation for purposes of calculating an Employee’s rights, benefits or accruals under any benefit plan, policy or program.

9.13 Term of Plan. The Plan shall be effective upon the Effective Date. The Plan shall terminate on the earlier of (i) July 1, 2029, (ii) the termination of the Plan pursuant to Section 9.5, or (iii) when no more shares are available for issuance of Options under the Plan.

9.14 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflict of laws.

9.15 Captions. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

IN WITNESS WHEREOF, Brighthouse Financial, Inc. has caused this restatement to be executed in its name and behalf this 25th day of March 2020, by the Plan Administrator of the Plan thereunto duly authorized.

BRIGHTHOUSE FINANCIAL, INC.

By:	/s/ Micah Dowling
Micah Dowling
Plan Administrator

Witness:	/s/ Elyse Milito